File No. 70-8461
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 22
                             (Post-Effective No. 19)
                                       TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                      under

                 The Public Utility Holding Company Act of 1935

      ALABAMA POWER COMPANY                            GULF POWER COMPANY
      600 North 18th Street                             One Energy Place
   Birmingham, Alabama  35291                       Pensacola, Florida  32520

      GEORGIA POWER COMPANY                         MISSISSIPPI POWER COMPANY
241 Ralph McGill Boulevard, N.E.                         2992 West Beach
     Atlanta, Georgia  30308                      Gulfport, Mississippi  39501

                       SAVANNAH ELECTRIC AND POWER COMPANY
                               600 East Bay Street
                             Savannah, Georgia 31401

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

 (Name of top registered holding company parent of each applicant or declarant)

William E. Zales, Jr., Vice President           Warren E. Tate, Secretary
       and Corporate Secretary                        and Treasurer
        Alabama Power Company                      Gulf Power Company
        600 North 18th Street                       One Energy Place
     Birmingham, Alabama  35291                 Pensacola, Florida  32520

           Janice G. Wolfe                     Michael W. Southern, Vice
         Corporate Secretary               President, Secretary and Treasurer
        Georgia Power Company                   Mississippi Power Company
  241 Ralph McGill Boulevard, N.E.                   2992 West Beach
       Atlanta, Georgia  30308                Gulfport, Mississippi  39501

                             Nancy E. Frankenhauser
                               Corporate Secretary
                       Savannah Electric and Power Company
                               600 East Bay Street
                             Savannah, Georgia 31401

                   (Names and addresses of agents for service)

          The Commission is requested to mail signed copies of all orders, notices and communications to:

     Gale E. Klappa                                  John D. McLanahan, Esq.
Financial Vice President                              Troutman Sanders LLP
  The Southern Company                             600 Peachtree Street, N.E.
270 Peachtree Street, NW                                   Suite 5200
 Atlanta, Georgia  30303                          Atlanta, Georgia  30308-2216



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5

ITEM 1.        DESCRIPTION OF PROPOSED TRANSACTIONS.
               -------------------------------------

         Item 1 is hereby amended by deleting the last paragraph added thereto by Amendment No. 20 (Post-Effective No. 17) and replacing it with the following:

         "The Operating Companies now request an extension of the authorization period through December 31, 2005. New or additional authority hereunder is requested as follows: $389,250,000 for Georgia; $95,000,000 for Gulf; $25,000,000 for Mississippi; and $50,000,000 for Savannah. Upon the issuance by the Commission of an appropriate order or orders in respect of this request, the sale of preferred securities through June 30, 2005 would be authorized as follows: $500,000,000 for Georgia; $100,000,000 for Gulf; $100,000,000 for
Mississippi; and $50,000,000 for Savannah."

ITEM 2.        FEES, COMMISSIONS AND EXPENSES.
               -------------------------------

         The estimated fees and expenses to be incurred by Georgia in connection herewith are as follows:

* Filing fees - Securities and Exchange Commission.........   $362,500
  Fees and Expenses of Trustees............................     75,000
* Listing on New York Stock Exchange.......................    205,200
  Printing charges.........................................    200,000
  Rating Agency Fees.......................................    815,000
  Services of Southern Company Services, Inc...............    200,000
  Fees and Expenses of counsel.............................    225,000
  Blue sky fees and expenses...............................     25,000
  Fees of accountants, Arthur Andersen LLP.................    300,000
  Miscellaneous............................................     17,300
                                                            ----------
               TOTAL....................................... $2,425,000

*These categories of expenses are a function of the amount of issuance.


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         The estimated fees and expenses to be incurred by Gulf in connection herewith are as follows:

* Florida Documentary Stamp Tax............................... $1,225,000
* Florida intangible personal property tax....................     26,000
* Filing fees - Securities and Exchange Commission............     87,500
  Fees and Expenses of Trustees...............................    100,000
* Listing on New York Stock Exchange..........................     88,500
  Printing charges............................................    125,000
  Rating Agency Fees..........................................    280,000
  Services of Southern Company Services, Inc..................    140,000
  Fees and Expenses of counsel................................    175,000
  Blue sky fees and expenses..................................     14,000
  Fees of accountants, Arthur Andersen LLP....................    175,000
  Miscellaneous...............................................     14,000
                                                               ----------
               TOTAL.......................................... $2,450,000

*These categories of expenses are a function of the amount of issuance.

         The estimated fees and expenses to be incurred by Mississippi in connection herewith are as follows:

* Filing fees - Securities and Exchange Commission.........     $118,000
  Fees and Expenses of Trustees............................      475,000
* Listing on New York Stock Exchange.......................       86,300
  Printing charges.........................................       80,000
  Rating Agency Fees.......................................      208,500
  Services of Southern Company Services, Inc...............       80,000
  Fees and Expenses of counsel.............................      140,000
  Blue sky fees and expenses...............................       31,500
  Fees of accountants, Arthur Andersen LLP.................      120,000
  Miscellaneous............................................       20,700
                                                              ----------
               TOTAL.......................................   $1,360,000

*These categories of expenses are a function of the amount of issuance.


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               The estimated fees and expenses to be incurred by Savannah in connection herewith are as follows:

* Filing fees - Securities and Exchange Commission.........   $ 27,500
  Fees and Expenses of Trustees............................     30,000
* Listing on New York Stock Exchange.......................     29,500
  Printing charges.........................................     75,000
  Rating Agency Fees.......................................    135,000
  Services of Southern Company Services, Inc...............     60,000
  Fees and Expenses of counsel.............................     60,000
  Blue sky fees and expenses...............................     10,000
  Fees of accountants, Arthur Andersen LLP.................     90,000
  Miscellaneous............................................      8,000
                                                              --------
               TOTAL.......................................   $525,000

*These categories of expenses are a function of the amount of issuance.

ITEM 3.        APPLICABLE STATUTORY PROVISIONS.
               --------------------------------

         3.2 Rule 54 Analysis: The proposed transaction is also subject to Rule 54, which provides that, in determining whether to approve an application which does not relate to any "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), the Commission shall not consider the effect of the capitalization or earnings of any such EWG or FUCO which is a subsidiary of a registered holding company if the requirements of Rule 53(a), (b) and (c) are satisfied.

         Southern currently meets all of the conditions of Rule 53(a). At March 31, 2001, Southern's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $1,000, or 0% of Southern's "consolidated retained earnings," also as defined in Rule 53(a)(1), as of March 31, 2001 ($4.649 billion).1

         In addition, Southern has complied and will continue to comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of operating company personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail rate regulatory commissions. Further, none of the circumstances described in Rule 53(b) has occurred.


______________________________


1 As discussed in Southern's Application on Form U-1 (File No. 70-9727) relating to the spin-off of Mirant Corporation ("Mirant"), Southern and Mirant reorganized certain energy-related and FUCO activities and Mirant completed a tax-free distribution to Southern of these activities on March 5, 2001 (the "Mini-Spin"). On April 2, 2001, Southern completed the spin-off of its remaining ownership interest in Mirant to Southern's shareholders. Therefore, the four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.) obtained through the Mini-Spin are the only remaining FUCO investments held by Southern. Although Southern now owns all of the equity in these companies as a result of the Mini-Spin, Southern has no direct or indirect investment or any aggregate investment within the meaning of Rule 53 in these FUCOs, including any direct or indirect guarantees or credit positions related to any capital or financing leases. Furthermore, the only remaining EWG investment held by Southern after the spin-off is Southern Company-Florida LLC, which was organized during the first quarter of 2001. Southern has executed limited keep-well commitments whereby Southern would be required to make capital contributions to Southern Energy Finance Capital Corp. or to Southern Energy Finance Company, Inc. in the event of a shortfall in the scheduled debt service resulting from certain changes in the payments due from Southern under the Southern Company Income Tax Allocation Agreement. The maximum potential capital contribution required under these commitments is the unamortized balance of the related loans, which totaled approximately $413 million as of March 31, 2001.


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                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

Date: June 5, 2001                 ALABAMA POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary



                                   GEORGIA POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary


                                   GULF POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary


                                   MISSISSIPPI POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary


                                   SAVANNAH ELECTRIC AND POWER COMPANY


                                   By: /s/Wayne Boston
                                      Wayne Boston,  Assistant Secretary